Exhibit 99.1

MEDIA:	INVESTORS:
Timothy Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS THIRD QUARTER 2022 NET INCOME OF $1.6 BILLION,
$3.78 DILUTED EPS
3% avg. loan growth; 32 basis point NIM expansion; 7% positive operating leverage
PITTSBURGH, Oct. 14, 2022 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	3Q22	2Q22	3Q21	Third Quarter Highlights
				▪
Financial Results				Comparisons reflect 3Q22 vs. 2Q22
Revenue	$5,549	$5,116	$5,197
▪Operating leverage of 7%, reflecting revenue growth of 8% and expense growth of 1%
▪Net interest income grew 14%
–NIM increased 32 basis points
▪Noninterest income increased modestly
▪Efficiency ratio improved to 59%
▪PPNR increased 21%
▪Average loans grew 3%, driven by commercial and consumer loan growth
▪Average deposits decreased 2%
– Spot deposits declined 0.6%
▪Provision for credit losses of $241 million; allowance for credit losses to total loans of 1.67%
▪Net loan charge-offs were $119 million or 0.15% annualized to average loans
▪Tangible book value decreased 6%, due to the change in AOCI
▪PNC returned $1.7 billion of capital to shareholders

Noninterest expense	3,280	3,244	3,587
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,269	1,872	1,610
Integration costs	1	14	243
PPNR excluding integration costs (non-GAAP)	2,270	1,886	1,853
Provision for (recapture of) credit losses	241	36	(203)
Net income	1,640	1,496	1,490

Per Common Share
Diluted earnings - as reported	$3.78	$3.39	$3.30
Impact from integration costs (non-GAAP)	—	0.03	0.45
Diluted earnings - as adjusted (non-GAAP)	3.78	3.42	3.75
Average diluted common shares outstanding	410	414	426
Book value	97.59	101.39	121.16
Tangible book value (non-GAAP)	69.98	74.39	94.82

Balance Sheet & Credit Quality
Average loans In billions	$313.0	$304.8	$291.3
Average deposits In billions	439.2	446.5	454.4
Accumulated other comprehensive income (loss) (AOCI) In billions	(10.5)	(8.4)	1.1
Net loan charge-offs	119	83	81
Allowance for credit losses to total loans	1.67%	1.65%	2.07%

Selected Ratios
Return on average common shareholders' equity	14.97%	13.52%	10.95%
Return on average assets	1.19	1.10	1.06
Net interest margin (NIM) (non-GAAP)	2.82	2.50	2.27
Noninterest income to total revenue	37	40	45
Efficiency	59	63	69
Common equity Tier 1 capital ratio	9.3	9.6	10.3

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "Our third quarter results reflected continued strong momentum across the expanded PNC footprint. We grew loans and revenue, our net interest margin increased and expenses remained well controlled, resulting in substantial positive operating leverage. Our credit quality metrics and capital levels remain solid and we continue to be well positioned for ongoing success."

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 2
Income Statement Highlights
Third quarter 2022 compared with second quarter 2022
▪Net income of $1.6 billion increased $144 million, or 10%.
▪Total revenue of $5.5 billion increased $433 million, or 8%, primarily due to higher net interest income.
▪Net interest income of $3.5 billion increased $424 million, or 14%, driven by higher yields on interest-earning assets and loan growth, partially offset by higher funding costs.
–Net interest margin of 2.82% increased 32 basis points primarily due to higher yields on interest-earning assets.
▪Noninterest income of $2.1 billion increased modestly.
–Fee income of $1.8 billion decreased $131 million, or 7%, driven by lower capital markets related revenue as a result of elevated merger and acquisition advisory activity in the second quarter.
–Other noninterest income of $317 million increased $140 million, and included higher private equity revenue and positive Visa Class B derivative fair value adjustments of $13 million.
▪Noninterest expense of $3.3 billion increased $36 million, or 1%, reflecting increased personnel expense to support business growth as well as one additional day in the quarter.
▪Provision for credit losses was $241 million in the third quarter, reflecting slightly weaker economic expectations which impacted our macroeconomic scenarios and weightings. The second quarter of 2022 included a provision for credit losses of $36 million.
▪The effective tax rate was 19.1% for the third quarter and 18.5% for the second quarter.
Balance Sheet Highlights
Third quarter 2022 compared with second quarter 2022 or September 30, 2022 compared with June 30, 2022
▪Average loans of $313.0 billion increased $8.2 billion, or 3%.
–Average commercial loans of $214.1 billion grew $6.5 billion driven by growth in PNC's corporate banking, real estate and business credit businesses.
–Average consumer loans of $98.9 billion increased $1.7 billion due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
▪Credit quality performance:
–Delinquencies of $1.6 billion increased $115 million, or 8%, as a result of higher commercial delinquencies primarily due to administrative delays, partially offset by lower consumer delinquencies.
–Total nonperforming loans of $2.1 billion increased $22 million, or 1%, as lower consumer nonperforming loans were more than offset by higher commercial nonperforming loans.
–Net loan charge-offs of $119 million increased $36 million, primarily driven by higher commercial net loan charge-offs.
–The allowance for credit losses to total loans was 1.67% at September 30, 2022 compared with 1.65% at June 30, 2022.
▪Average deposits of $439.2 billion decreased $7.3 billion, or 2%, driven by lower consumer deposits, reflecting inflationary pressures and seasonally higher consumer spending.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 3
–Deposits at September 30, 2022 of $438.2 billion decreased $2.6 billion, or 0.6%, as higher commercial deposits were more than offset by lower consumer deposits.
▪Average investment securities of $137.0 billion grew $2.3 billion, or 2%.
▪Average Federal Reserve Bank balances of $31.5 billion decreased $7.8 billion, driven by increased loans outstanding and lower deposits, partially offset by higher borrowed funds.
–Federal Reserve Bank balances at September 30, 2022 were $39.8 billion.
▪PNC maintained strong capital and liquidity positions.
–On October 3, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on November 5, 2022.
–PNC returned $1.7 billion of capital to shareholders, an increase of $0.3 billion due to higher share repurchases. Capital return during the third quarter was comprised of $1.1 billion of common share repurchases, representing 6.7 million shares, and $0.6 billion of dividends on common shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.3% at September 30, 2022 and 9.6% at June 30, 2022.
–The Liquidity Coverage Ratio at September 30, 2022 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	3Q22	2Q22	3Q21
Net income	$1,640	$1,496	$1,490
Net income attributable to diluted common shares - as reported	$1,550	$1,402	$1,408
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,551	$1,413	$1,600
Diluted earnings per common share - as reported	$3.78	$3.39	$3.30
Diluted earnings per common share - as adjusted (non-GAAP)	$3.78	$3.42	$3.75
Average diluted common shares outstanding	410	414	426
Cash dividends declared per common share	$1.50	$1.50	$1.25
See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

We continue to evaluate the impact to our business from Hurricane Ian. Based on our assessment to date, we do not expect Hurricane Ian to have a material impact on our operating results, including credit losses.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Effective for the first quarter of 2022, the presentation of noninterest income has been recategorized. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management and brokerage, capital markets related, card and cash management, lending and deposit services and residential and commercial mortgage. See a description of each updated noninterest income revenue category in PNC's second quarter 2022 Form 10-Q. All periods presented herein reflect this change. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Net interest income	$3,475	$3,051	$2,856	14%	22%
Noninterest income	2,074	2,065	2,341	—	(11)%
Total revenue	$5,549	$5,116	$5,197	8%	7%

Total revenue for the third quarter of 2022 increased $433 million and $352 million compared with the second quarter of 2022 and the third quarter of 2021, respectively, driven by higher net interest income.
Net interest income of $3.5 billion for the third quarter of 2022 increased $424 million and $619 million compared to the second quarter of 2022 and third quarter of 2021, respectively. In both comparisons the increase was driven by higher yields on interest-earning assets and loan growth, partially offset by higher funding costs.
The net interest margin was 2.82% in the third quarter of 2022, increasing 32 basis points and 55 basis points compared with the second quarter of 2022 and the third quarter of 2021, respectively. In both comparisons the increase was primarily due to higher yields on interest-earning assets.

Noninterest Income				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Asset management and brokerage	$357	$365	$375	(2)%	(5)%
Capital markets related	299	409	482	(27)%	(38)%
Card and cash management	671	671	663	—	1%
Lending and deposit services	287	282	305	2%	(6)%
Residential and commercial mortgage	143	161	248	(11)%	(42)%
Other	317	177	268	79%	18%
	$2,074	$2,065	$2,341	—	(11)%

Noninterest income for the third quarter of 2022 increased $9 million compared with the second quarter of 2022. Asset management and brokerage fees decreased $8 million and included the impact of lower average equity markets. Capital markets related revenue decreased $110 million driven by lower merger and acquisition advisory fees reflecting the impact of elevated second quarter activity. Lending and deposit services increased $5 million driven by higher loan commitment fees. Residential and commercial mortgage revenue decreased $18 million primarily due to lower residential mortgage banking activities. Other noninterest income increased $140 million and included higher private equity revenue and positive Visa Class B derivative fair value adjustments of $13 million. The second quarter of 2022 included negative Visa Class B derivative fair value adjustments of $16 million.
Noninterest income for the third quarter of 2022 decreased $267 million compared with the third quarter of 2021, driven by lower merger and acquisition advisory fees, a decline in residential and commercial mortgage banking activities and lower private equity revenue, partially offset by
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 5
positive Visa Class B derivative fair value adjustments. The third quarter of 2021 included negative Visa Class B derivative fair value adjustments of $169 million and integration costs of $8 million.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Personnel	$1,805	$1,779	$1,986	1%	(9)%
Occupancy	241	246	248	(2)%	(3)%
Equipment	344	351	355	(2)%	(3)%
Marketing	93	95	103	(2)%	(10)%
Other	797	773	895	3%	(11)%
	$3,280	$3,244	$3,587	1%	(9)%

Noninterest expense for the third quarter of 2022 increased $36 million compared with the second quarter of 2022, reflecting increased personnel expense to support business growth as well as one additional day in the quarter.
Noninterest expense decreased $307 million in comparison with the third quarter of 2021, primarily due to lower integration expenses and a decline in variable compensation related to lower merger and acquisition advisory activity. Integration expenses were $235 million in the third quarter of 2021.
The effective tax rate was 19.1% for the third quarter of 2022, 18.5% for the second quarter of 2022 and 17.8% for the third quarter of 2021.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $547.1 billion in the third quarter of 2022 compared with $546.9 billion in the second quarter of 2022 and $559.2 billion in the third quarter of 2021. Compared to the third quarter of 2021, the decrease was primarily attributable to lower Federal Reserve Bank balances reflecting a decline in deposits, partially offset by higher loan and securities balances.

Loans				Change	Change
	September 30, 2022	June 30, 2022	September 30, 2021	09/30/22 vs	09/30/22 vs
In billions				06/30/22	09/30/21
Average
Commercial	$214.1	$207.6	$196.3	3%	9%
Consumer	98.9	97.2	95.0	2%	4%
Average loans	$313.0	$304.8	$291.3	3%	7%

Quarter end
Commercial	$215.6	$212.5	$195.2	1%	10%
Consumer	99.8	98.3	95.0	2%	5%
Total loans	$315.4	$310.8	$290.2	1%	9%

Average loans for the third quarter of 2022 were $313.0 billion, increasing $8.2 billion compared to the second quarter of 2022. Average commercial loans increased $6.5 billion driven by
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 6
growth in PNC's corporate banking, real estate and business credit businesses. Average consumer loans of $98.9 billion increased $1.7 billion due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
Average loans for the third quarter of 2022 increased $21.7 billion compared to the third quarter of 2021. Average commercial loans increased $17.8 billion primarily driven by growth in PNC's corporate banking and business credit businesses, partially offset by Paycheck Protection Program (PPP) loan forgiveness. Average consumer loans increased $3.9 billion largely due to growth in residential mortgage loans.

Investment Securities
	September 30, 2022		June 30, 2022		September 30, 2021
In billions	Balance	Portfolio Mix	Balance	Portfolio Mix	Balance	Portfolio Mix
Average
Available for sale	$52.1		$66.6		$119.1
Held to maturity	84.9		68.1		1.5
Average investment securities	$137.0		$134.7		$120.6

Quarter end
Available for sale	$45.8	34%	$53.0	40%	$124.1	99%
Held to maturity	90.7	66%	79.7	60%	1.5	1%
Total investment securities	$136.5		$132.7		$125.6

Average investment securities for the third quarter of 2022 were $137.0 billion, increasing $2.3 billion from the second quarter of 2022 reflecting net purchases, primarily of agency residential mortgage-backed securities within the held to maturity portfolio. Average investment securities increased $16.4 billion from the third quarter of 2021 due to net purchase activity. Net unrealized losses on available for sale securities were $4.8 billion at September 30, 2022, compared with net unrealized losses of $3.0 billion at June 30, 2022 and net unrealized gains of $1.7 billion at September 30, 2021.
Average Federal Reserve Bank balances for the third quarter of 2022 were $31.5 billion, decreasing $7.8 billion from the second quarter of 2022, driven by higher loans outstanding and lower deposits, partially offset by higher borrowed funds. Average Federal Reserve Bank balances decreased $48.6 billion from the third quarter of 2021, primarily due to higher loans outstanding, increased securities balances and lower deposits. Federal Reserve Bank balances at September 30, 2022 were $39.8 billion.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 7

Deposits				Change	Change
	September 30, 2022	June 30, 2022	September 30, 2021	09/30/22 vs	09/30/22 vs
In billions				06/30/22	09/30/21
Average
Commercial	$215.8	$216.9	$233.0	(1)%	(7)%
Consumer	$223.4	$229.6	$221.4	(3)%	1%
Average deposits	$439.2	$446.5	$454.4	(2)%	(3)%

Quarter end
Commercial	$216.0	$214.3	$227.7	1%	(5)%
Consumer	$222.2	$226.5	$221.2	(2)%	—
Total deposits	$438.2	$440.8	$448.9	(1)%	(2)%

Average deposits for the third quarter of 2022 were $439.2 billion, decreasing $7.3 billion compared with the second quarter of 2022, driven by lower consumer deposits, reflecting inflationary pressures and seasonally higher consumer spending. Compared with the third quarter of 2021, average deposits decreased $15.2 billion and included the repositioning of certain BBVA USA portfolios. In both comparisons, noninterest-bearing balances decreased due to deposit outflows and the shift of commercial deposits to interest-bearing as deposit rates have risen.
Deposits at September 30, 2022 of $438.2 billion, decreased $2.6 billion from June 30, 2022 as higher commercial deposits were more than offset by lower consumer deposits.

Borrowed Funds				Change	Change
	September 30, 2022	June 30, 2022	September 30, 2021	09/30/22 vs	09/30/22 vs
In billions				06/30/22	09/30/21
Average	$44.3	$35.7	$34.4	24%	29%
Quarter end	$54.6	$36.0	$33.5	52%	63%

Average borrowed funds of $44.3 billion in the third quarter of 2022 increased $8.6 billion and $9.9 billion compared with the second quarter of 2022 and third quarter of 2021, respectively, driven by increased Federal Home Loan Bank borrowings. In comparison to the third quarter of 2021, the increase was partially offset by lower bank notes and senior debt.

Capital	September 30, 2022	*	June 30, 2022	September 30, 2021

Common shareholders' equity In billions	$39.4		$41.6	$51.3
Accumulated other comprehensive income (loss) In billions	$(10.5)		$(8.4)	$1.1

Basel III common equity Tier 1 capital ratio	9.3%		9.6%	10.3%
Basel III common equity Tier 1 fully implemented capital ratio	9.1%		9.4%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2022 decreased $2.2 billion from June 30, 2022 as the benefit of third quarter net income was more than
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 8
offset by the decline in accumulated other comprehensive income, as well as share repurchases and dividends paid in the third quarter.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income when calculating Basel III capital ratios. Accumulated other comprehensive income at September 30, 2022 decreased $2.1 billion and $11.6 billion from June 30, 2022 and September 30, 2021, respectively. In both comparisons the decrease reflected the negative impact of higher interest rates on net unrealized losses on securities and swaps.
In the third quarter of 2022, PNC returned $1.7 billion of capital to shareholders, an increase of $0.3 billion from the second quarter of 2022, due to higher share repurchases. Capital return in the third quarter of 2022 was comprised of $1.1 billion of common share repurchases, representing 6.7 million shares, and $0.6 billion of dividends on common shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 53% were still available for repurchase at September 30, 2022. Under this framework, PNC expects its quarterly repurchases to approximate $700 million to $750 million with the ability to adjust those levels as conditions warrant. PNC's SCB for the four-quarter period beginning October 1, 2022 is 2.9%.
On October 3, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on November 5, 2022.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	September 30, 2022	June 30, 2022	September 30, 2021	09/30/22 vs	09/30/22 vs
In millions				06/30/22	09/30/21
Provision for (recapture of) credit losses	$241	$36	$(203)	$205	$444
Net loan charge-offs	$119	$83	$81	43%	47%
Allowance for credit losses (a)	$5,263	$5,143	$6,001	2%	(12)%
Total delinquencies (b)	$1,626	$1,511	$1,469	8%	11%
Nonperforming loans	$2,068	$2,046	$2,528	1%	(18)%

Net charge-offs to average loans (annualized)	0.15%	0.11%	0.11%
Allowance for credit losses to total loans	1.67%	1.65%	2.07%
Nonperforming loans to total loans	0.66%	0.66%	0.87%
(a) Excludes allowances for investment securities and other financial assets (b) Total delinquencies represent accruing loans more than 30 days past due
Provision for credit losses was $241 million in the third quarter of 2022, reflecting slightly weaker economic expectations which impacted our macroeconomic scenarios and weightings. The second quarter of 2022 included a provision for credit losses of $36 million.
Net loan charge-offs were $119 million in the third quarter of 2022, increasing $36 million and $38 million from the second quarter of 2022 and third quarter of 2021, respectively, primarily driven by higher commercial loan net charge-offs.
The allowance for credit losses was $5.3 billion at September 30, 2022, $5.1 billion at June 30, 2022 and $6.0 billion at September 30, 2021. The allowance for credit losses as a percentage of total loans was 1.67% at September 30, 2022, 1.65% at June 30, 2022 and 2.07% at September 30, 2021.
Nonperforming loans were $2.1 billion at September 30, 2022, increasing $22 million compared to June 30, 2022, as lower consumer nonperforming loans were more than offset by higher commercial nonperforming loans. Nonperforming loans decreased $460 million compared to September 30, 2021, due to lower commercial and consumer nonperforming loans.
Delinquencies at September 30, 2022 of $1.6 billion increased $115 million and $157 million compared to June 30, 2022 and September 30, 2021, respectively. In both comparisons the increase was the result of higher commercial loan delinquencies primarily due to administrative delays, partially offset by lower consumer loan delinquencies.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q22	2Q22	3Q21
Retail Banking	$560	$322	$447
Corporate & Institutional Banking	929	1,003	1,123
Asset Management Group	90	86	114
Other	45	70	(210)
Net income excluding noncontrolling interests	$1,624	$1,481	$1,474

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 10

Retail Banking				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Net interest income	$2,017	$1,662	$1,713	$355	$304
Noninterest income	$725	$748	$662	$(23)	$63
Provision for (recapture of) credit losses	$92	$55	$(113)	$37	$205
Noninterest expense	$1,901	$1,913	$1,889	$(12)	$12
Earnings	$560	$322	$447	$238	$113

In billions
Average loans	$94.9	$93.8	$99.1	$1.1	$(4.2)
Average deposits	$264.4	$268.4	$262.0	$(4.0)	$2.4

Net charge-offs In millions	$98	$88	$82	$10	$16

Retail Banking Highlights
Third quarter 2022 compared with second quarter 2022
▪Earnings increased 74%, primarily due to higher net interest income.
–Noninterest income decreased 3%, primarily due to a decline in residential mortgage banking activities.
–Provision for credit losses was $92 million for the third quarter of 2022, reflecting slightly weaker economic expectations which impacted our macroeconomic scenarios and weightings.
–Noninterest expense decreased modestly, or 1%.
▪Average loans increased 1%, due to higher residential mortgage, home equity and credit card loans, partially offset by lower auto loans.
▪Average deposits decreased 2%, reflecting inflationary pressures and seasonally higher consumer spending.
Third quarter 2022 compared with third quarter 2021
▪Earnings increased 25%, due to higher net interest income and higher noninterest income, partially offset by a higher provision for credit losses and higher noninterest expense.
–Noninterest income increased 10%, and included positive Visa Class B derivative fair value adjustments of $13 million, partially offset by lower residential mortgage revenue. The third quarter of 2021 included negative Visa Class B derivative fair value adjustments of $169 million.
–Noninterest expense increased modestly, or 1%, primarily reflecting increased technology investments.
▪Average loans decreased 4%, as growth in residential mortgage, home equity and credit card loans was more than offset by PPP loan forgiveness and lower auto loans.
▪Average deposits increased 1%, due to higher savings and demand deposits, partially offset by lower money market deposits.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Net interest income	$1,368	$1,253	$1,250	$115	$118
Noninterest income	$887	$968	$1,056	$(81)	$(169)
Provision for (recapture of) credit losses	$150	$(17)	$(99)	$167	$249
Noninterest expense	$890	$934	$980	$(44)	$(90)
Earnings	$929	$1,003	$1,123	$(74)	$(194)

In billions
Average loans	$199.9	$193.0	$175.8	$6.9	$24.1
Average deposits	$145.4	$146.2	$163.1	$(0.8)	$(17.7)

Net charge-offs In millions	$33	$11	$13	$22	$20

Corporate & Institutional Banking Highlights
Third quarter 2022 compared with second quarter 2022
▪Earnings decreased 7%, due to a higher provision for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
–Noninterest income decreased 8%, primarily due to a decline in capital markets related revenue driven by lower merger and acquisition advisory fees reflecting the impact of elevated second quarter activity.
–Provision for credit losses was $150 million for the third quarter of 2022, reflecting slightly weaker economic expectations which impacted our macroeconomic scenarios and weightings.
–Noninterest expense decreased 5%, largely due to a decline in variable compensation associated with lower fee business activity.
▪Average loans increased 4%, driven primarily by growth in PNC's corporate banking, real estate and business credit businesses.
▪Average deposits were largely stable.
Third quarter 2022 compared with third quarter 2021
▪Earnings decreased 17%, due to a higher provision for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
–Noninterest income decreased 16%, primarily due to lower capital markets related revenue largely driven by lower merger and acquisition advisory activity.
–Noninterest expense decreased 9%, as a result of lower variable compensation associated with lower fee business activity.
▪Average loans increased 14%, primarily driven by growth PNC's corporate banking and business credit businesses, partially offset by PPP loan forgiveness.
▪Average deposits decreased 11%, and included the repositioning of certain BBVA USA portfolios.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 12

Asset Management Group				Change	Change
				3Q22 vs	3Q22 vs
In millions	3Q22	2Q22	3Q21	2Q22	3Q21
Net interest income	$165	$153	$141	$12	$24
Noninterest income	$231	$234	$256	$(3)	$(25)
Provision for (recapture of) credit losses	$4	$5	$(6)	$(1)	$10
Noninterest expense	$274	$270	$255	$4	$19
Earnings	$90	$86	$114	$4	$(24)

In billions
Discretionary client assets under management	$166	$167	$183	$(1)	$(17)
Nondiscretionary client assets under administration	$148	$153	$170	$(5)	$(22)
Client assets under administration at quarter end	$314	$320	$353	$(6)	$(39)
Brokerage client account assets	$4	$4	$5	—	$(1)

In billions
Average loans	$14.4	$14.0	$13.0	$0.4	$1.4
Average deposits	$29.3	$31.7	$29.3	$(2.4)	—

Net charge-offs (recoveries) In millions	$(2)	$(1)	$(1)	$(1)	$(1)

Asset Management Group Highlights
Third quarter 2022 compared with second quarter 2022
▪Earnings increased 5%, primarily due to higher net interest income.
–Noninterest income was relatively stable.
–Noninterest expense increased 1%, largely driven by higher personnel expense reflecting the impact of additional headcount to support business growth.
▪Discretionary client assets under management decreased 1%, as net inflows were more than offset by lower spot equity markets.
▪Average loans increased 3%, driven by higher residential mortgage loans.
▪Average deposits decreased 8%, and included the impact of client activity and inflationary pressures.
Third quarter 2022 compared with third quarter 2021
▪Earnings decreased 21%, as higher net interest income was more than offset by lower noninterest income, higher noninterest expense and an increase in the provision for credit losses.
–Noninterest income decreased 10%, primarily due to the impact of lower average equity markets.
–Noninterest expense increased 7%, and included higher personnel expense.
▪Discretionary client assets under management decreased 9%, driven by lower spot equity markets.
▪Average loans increased 11%, due to growth in residential mortgage loans.
▪Average deposits were stable.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9101 and (303) 223-4368 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2022, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22020242 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021
Revenue
Net interest income	$3,475	$3,051	$2,856	$9,330	$7,785
Noninterest income	2,074	2,065	2,341	6,027	6,299
Total revenue	5,549	5,116	5,197	15,357	14,084
Provision for (recapture of) credit losses	241	36	(203)	69	(452)
Noninterest expense	3,280	3,244	3,587	9,696	9,211
Income before income taxes and noncontrolling interests	$2,028	$1,836	$1,813	$5,592	$5,325
Income taxes	388	340	323	1,027	906
Net income	$1,640	$1,496	$1,490	$4,565	$4,419
Less:
Net income attributable to noncontrolling interests	16	15	16	52	38
Preferred stock dividends (a)	65	71	57	181	162
Preferred stock discount accretion and redemptions	1	1	1	4	3
Net income attributable to common shareholders	$1,558	$1,409	$1,416	$4,328	$4,216
Per Common Share
Basic	$3.78	$3.39	$3.31	$10.39	$9.84
Diluted	$3.78	$3.39	$3.30	$10.39	$9.83
Cash dividends declared per common share	$1.50	$1.50	$1.25	$4.25	$3.55
Effective tax rate (b)	19.1%	18.5%	17.8%	18.4%	17.0%
PERFORMANCE RATIOS
Net interest margin (c)	2.82%	2.50%	2.27%	2.54%	2.28%
Noninterest income to total revenue	37%	40%	45%	39%	45%
Efficiency (d)	59%	63%	69%	63%	65%
Return on:
Average common shareholders' equity	14.97%	13.52%	10.95%	13.31%	11.17%
Average assets	1.19%	1.10%	1.06%	1.11%	1.16%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021 were $29 million, $25 million and $22 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2022 and September 30, 2021 were $76 million and $52 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30	June 30	September 30
	2022	2022	2021
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$559,477	$540,786	$553,515
Loans (a)	$315,400	$310,800	$290,230
Allowance for loan and lease losses	$4,581	$4,462	$5,355
Interest-earning deposits with banks	$40,278	$28,404	$75,478
Investment securities	$136,451	$132,732	$125,606
Total deposits	$438,194	$440,811	$448,902
Borrowed funds (a)	$54,633	$35,984	$33,471
Allowance for unfunded lending related commitments	$682	$681	$646
Total shareholders' equity	$46,688	$47,652	$56,259
Common shareholders' equity	$39,444	$41,648	$51,250
Accumulated other comprehensive income (loss)	$(10,486)	$(8,358)	$1,079
Book value per common share	$97.59	$101.39	$121.16
Tangible book value per common share (non-GAAP) (b)	$69.98	$74.39	$94.82
Period end common shares outstanding (In millions)	404	411	423
Loans to deposits	72%	71%	65%
Common shareholders' equity to total assets	7.1%	7.7%	9.3%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$166	$167	$183
Nondiscretionary client assets under administration	148	153	170
Total client assets under administration	314	320	353
Brokerage account client assets	71	72	81
Total client assets	$385	$392	$434
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.3%	9.6%	10.3%
Common equity Tier 1 fully implemented (e)	9.1%	9.4%	10.0%
Tier 1 risk-based	11.0%	11.0%	11.6%
Total capital risk-based (f)	12.9%	12.9%	13.6%
Leverage	8.6%	8.4%	8.2%
Supplementary leverage	7.3%	7.1%	7.0%
ASSET QUALITY
Nonperforming loans to total loans	0.66%	0.66%	0.87%
Nonperforming assets to total loans, OREO and foreclosed assets	0.67%	0.67%	0.88%
Nonperforming assets to total assets	0.38%	0.38%	0.46%
Net charge-offs to average loans (for the three months ended) (annualized)	0.15%	0.11%	0.11%
Allowance for loan and lease losses to total loans	1.45%	1.44%	1.85%
Allowance for credit losses to total loans (g)	1.67%	1.65%	2.07%
Allowance for loan and lease losses to nonperforming loans	222%	218%	212%
Total delinquencies (In millions) (h)	$1,626	$1,511	$1,469
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2022 Form 10-Q included, and our third quarter 2022 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 18 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of September 30, 2022 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 Basel III Total risk-based capital ratio includes nonqualifying trust preferred capital securities of $20 million that were subject to a phase-out period that ran through 2021.
(g)Excludes allowances for investment securities and other financial assets.
(h)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2022 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the June 30, 2022, September 30, 2021 and estimated September 30, 2022 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the September 30, 2022 and June 30, 2022 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	September 30 2022 (estimated) (b)	June 30 2022 (b)	September 30 2021 (b)	September 30, 2022 (Fully Implemented) (estimated) (c)	June 30, 2022 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,653	$50,730	$51,228	$49,930	$50,007
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,159)	(11,094)	(11,142)	(11,159)	(11,094)
All other adjustments	(123)	(99)	(48)	(127)	(107)
Basel III Common equity Tier 1 capital	$39,371	$39,537	$40,038	$38,644	$38,806
Basel III standardized approach risk-weighted assets (d)	$423,347	$413,432	$389,911	$423,494	$413,706
Basel III Common equity Tier 1 capital ratio	9.3%	9.6%	10.3%	9.1%	9.4%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The September 30, 2022 and June 30, 2022 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2022	2022	2021
Income before income taxes and noncontrolling interests	$2,028	$1,836	$1,813
Provision for (recapture of) credit losses	241	36	(203)
Pretax pre-provision earnings (non-GAAP)	$2,269	$1,872	$1,610
Integration costs	1	14	243
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$2,270	$1,886	$1,853

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	September 30	Per Common	June 30	Per Common	September 30	Per Common
Dollars in millions, except per share data	2022	Share	2022	Share	2021	Share
Net income attributable to common shareholders	$1,558		$1,409		$1,416
Dividends and undistributed earnings allocated to nonvested restricted shares	(8)		(7)		(8)
Net income attributable to diluted common shareholders	$1,550	$3.78	$1,402	$3.39	$1,408	$3.30
Integration costs after tax (a)	1	—	11	0.03	192	0.45
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,551	$3.78	$1,413	$3.42	$1,600	$3.75
Average diluted common shares outstanding (In millions)	410		414		426
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2022	2022	2021
Book value per common share	$97.59	$101.39	$121.16
Tangible book value per common share
Common shareholders' equity	$39,444	$41,648	$51,250
Goodwill and other intangible assets	(11,423)	(11,360)	(11,419)
Deferred tax liabilities on goodwill and other intangible assets	263	267	277
Tangible common shareholders' equity	$28,284	$30,555	$40,108
Period-end common shares outstanding (In millions)	404	411	423
Tangible book value per common share (non-GAAP)	$69.98	$74.39	$94.82
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2022	2022	2021
Net interest income	$3,475	$3,051	$2,856
Taxable-equivalent adjustments	29	25	22
Net interest income (Fully Taxable-Equivalent - FTE)	$3,504	$3,076	$2,878

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The impact of the Russia-Ukraine conflict, and associated sanctions or other actions in response, on the global and U.S. economy,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–PNC’s ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–Although real GDP contracted in the first and second quarters of 2022, the U.S. economy is not in recession. In particular, the labor market remains extremely strong, with average monthly job growth well above the pre-pandemic pace, and the unemployment rate at a 50-year low. Supply-chain difficulties will continue to ease into 2023. Labor shortages will remain a constraint into 2023, although strong wage growth and the recent decline in energy prices will support consumer spending.
–PNC expects economic growth will be below its long-term trend in the near term as the Federal Reserve continues to tighten monetary policy in an attempt to reduce inflationary pressures, but does not expect a near-term recession. Recession risks over the next few years are elevated, however, because of tighter monetary policy.
–Inflation has started to slow, but remains near the strongest pace in decades. Inflation should slow further due to softer economic growth and a continued easing in supply-chain difficulties and will return to the Federal Reserve’s 2% long-run objective in 2024.
–The Federal Open Market Committee raised the federal funds rate by 0.75 percentage point in September, to a range of 3.00% to 3.25%. PNC expects further increases in the federal funds rate through the rest of this year, to a range of 4.25% to 4.50% at the end of 2022. The federal funds rate is expected to peak between 4.50% and 4.75% in early 2023, before falling in early 2024 as inflation ebbs and economic growth slows.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Third Quarter 2022 Net Income of $1.6 Billion, $3.78 Diluted EPS – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events); health emergencies; dislocations; geopolitical instabilities or events; terrorist activities; system failures or disruptions; security breaches; cyberattacks; international hostilities; or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2021 Form 10-K and in our subsequent Form 10-Q's, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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